EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Frederick’s of Hollywood Announces International Expansion

New York, New York – March 15, 2011 — Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) announced today that it has entered into an exclusive multi-year licensing agreement with Abu Dhabi-based Emirates Associated Business Group (EABG) to build and operate Frederick’s of Hollywood retail stores in the Middle East.

The agreement provides for EABG to open at least 10 Frederick’s of Hollywood retail stores in six Middle Eastern countries over the next three years, with additional store openings based on a mutually agreed upon expansion plan.  In addition, a flagship store in Abu Dhabi is scheduled to open in April 2011.

Thomas Lynch, Chairman and Chief Executive Officer of Frederick’s of Hollywood Group Inc., stated, “Frederick’s of Hollywood is known as a fun, sexy brand for women around the world; however, we currently only sell our products in North America.  The agreement with EABG to open stores in multiple Middle Eastern countries is an exciting first step for Frederick’s of Hollywood in our strategy to extend our customer reach to new parts of the world. By utilizing licensing agreements to enter new geographic markets, we can cost effectively and quickly grow our business, while also benefiting from our partners’ knowledge, presence and experience in these new retail environments.”

Raid Abu Hudra, Chief Executive Officer of EABG, stated, “We believe that the Frederick’s of Hollywood brand’s fun and luxurious image will successfully carry over to the Middle East and will be a hit among young Middle Eastern women.  As such, we have an aggressive strategy in place to open Frederick’s of Hollywood retail stores across the area, with our flagship retail location slated to open in Abu Dhabi next month.  We are looking forward to a long and successful partnership with Frederick’s of Hollywood.”

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About EABG

Established in 2001, EABG was founded to focus on key emerging sectors and seek global opportunities. As an investor in new industries and markets, EABG has forged strategic partnerships with global companies that share common vision, goals and values.  EABG has a workforce of over 30,000 employees worldwide, and strives to continue strengthening and diversifying its portfolio.  EABG is one of the leading investment holding companies in the UAE with businesses across a broad spectrum of industries.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 126 specialty retail stores, a world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood, the Hollywood Exxtreme Cleavage® bra and Hollywood Sizzle Pool Party Swim™, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com

This release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 779-8300

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com